UNITED STATES

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Box, Inc.

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On July 19, 2021, Box, Inc. (the “Company”) distributed a letter to stockholders in connection with the Company’s 2021 annual meeting of stockholders and issued a press release containing a copy of the letter. A copy of the press release can be found below.

Box Files Definitive Proxy Materials and Mails Letter to Stockholders

Urges Stockholders to Vote “FOR ALL” Three of Box’s Highly Qualified Director Nominees
on the BLUE Proxy Card

Highlights Significant Changes Implemented Over the Last Year – Tremendous Operational Progress, Reacceleration of Growth and Governance Enhancements

Underscores Starboard’s Short-Term Focus and Unnecessary Proxy Contest

Launches VoteBlueforBox.com, Providing Additional Information for Stockholders

REDWOOD CITY, Calif. — Box, Inc. (NYSE: BOX) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Meeting of Stockholders scheduled to be held on September 9, 2021. Stockholders of record as of July 12, 2021, will be entitled to vote at the meeting.

In conjunction with the definitive proxy filing, Box is mailing a letter to the company’s stockholders.

Highlights from the letter include:

•	Box is in the strongest financial position in its history: Box’s recent financial results make it clear that the company’s strategy is working. Box delivered strong revenue growth and profitability in fiscal year 2021, which ended January 31, 2021, and that momentum has continued year-to-date in Box’s fiscal year 2022. Box's revenue growth rate plus free cash flow margin of over 26% exceeded its stated target of 25%, and nearly doubled the results from fiscal year 2020. Year-to-date in 2021, Box’s share price has outperformed its SaaS Peer Set[1] by over 36%.

•	Significant Board and governance changes have been made: As part of the Starboard settlement last year, Box appointed three new directors – Bethany Mayer, Jack Lazar and Carl Bass. With these appointments, seven new directors have joined the Board in the last three years. The Board also formed an Operating Committee, which included two of these new directors, and a Strategy Committee, which included all three of these directors. Since then, the Board separated the Chair and CEO roles and appointed Starboard’s approved directors to the majority of the leadership positions on the Board, including Board Chair, Compensation Committee Chair and Audit Committee Chair.

Box’s director nominees – Dana Evan, Peter Leav and Aaron Levie – are vastly superior to Starboard’s candidates and best positioned to advance Box’s strategy: We are confident that the skillsets of the company’s nominees outmatch Starboard’s slate in every critical area. Combined, Box’s nominees bring nearly seven decades of SaaS and enterprise software experience and have led multiple company sale transactions totaling tens of billions of dollars2, maximizing stockholder value. Collectively, the Box Board has significant public company experience serving as directors and C-suite executives of multi-billion dollar publicly traded SaaS and enterprise software companies.

1 SaaS Peer Set includes: 8x8, Cornerstone OnDemand, Five9, FireEye, Guidewire, HubSpot, Momentive, New Relic, Nutanix, Qualys, Solar Winds, Zendesk and Zuora

2 Total enterprise value of transactions where Evan and Leav were on boards of directors

•	The KKR-led investment, subsequent self-tender and authorized share repurchase - which in combination is expected to be non-dilutive to stockholders - followed a multi-month comprehensive strategic review, and delivered an outcome expressly desired by certain stockholders: The KKR-led investment and subsequent self-tender provided the ability for stockholders to choose to either sell their stock at a 43% premium to the closing price on January 15, 2021, the last trading day prior to when the Board began its strategic review, or to continue as stockholders to participate in the upside potential alongside KKR as a long-term investor. This exit opportunity provided stockholders with the ability to sell their stock at a materially higher premium than a sale of the company in the low twenties that had been previously demanded by Starboard.

•	The appointment of KKR’s John Park to the Board is a significant positive: KKR is one of Box’s largest stockholders and an active global investment firm with a deep understanding about the company’s business and strategy. Mr. Park brings extensive experience investing in technology companies with a focus on the cloud and a strong track record of helping companies drive disciplined growth and profitability.

•	Starboard has a short-term focused agenda: Starboard’s course of action ignores Box’s tremendous progress and the strong financial performance and governance enhancements Box has already demonstrated. After praising the company’s operating improvements throughout much of 2020, in December, Starboard abruptly reversed course and threatened a proxy contest if Box didn’t either pursue a sale of the company, at a valuation lower than the current stock price, or fire the company’s CEO, which Starboard has consistently repeated over the past several months. The Board is unanimous in its unwillingness to allow this short-term thinking and pre-judgment into the boardroom.

•	Box has attempted to settle with Starboard and avoid a proxy contest: Box has held at least 45 calls or meetings with Starboard over the past two years. In addition to having appointed Starboard-approved directors to the Board in 2020, and meeting Starboard’s demand to conduct a review of strategic options, the Box Board explored whether Starboard would be amenable to resolving the proxy contest by adding yet another Starboard approved candidate to the Board. Starboard refused this proposal and insisted that Peter Feld be added to the Board as a non-negotiable part of any settlement.

Box’s definitive proxy materials and other materials regarding the Board of Directors’ recommendation for the 2021 Annual Meeting can be found at VoteBlueforBox.com.

The full text of the letter being mailed to stockholders follows:

Preserve the Long-Term Value of Your Investment:

Vote “FOR ALL” Three of Box’s Highly Qualified Director Nominees - Dana Evan, Peter Leav and Aaron Levie - On the BLUE Proxy Card Today

July 19, 2021

Dear Fellow Stockholder,

Your Board of Directors is singularly focused on enhancing the value of your investment in Box, and we have been unified and unwavering in our commitment to acting in the best interests of all stockholders.

At the upcoming Annual Meeting you will have an important choice to make regarding the future of your investment in Box. There are five important reasons why we believe the choice is clear and you should vote “FOR ALL” three of Box’s director nominees – Dana Evan, Peter Leav and Aaron Levie – on the BLUE proxy card:

1.	Box has taken proactive actions to deliver long-term value creation, and is delivering strong results.
2.	The Box Board is meaningfully refreshed, highly qualified, engaged and diverse.
3.	Box’s director nominees are best positioned to advance Box’s strategy and vastly superior to Starboard’s slate.
4.	The KKR-led investment demonstrates the Board’s commitment to acting in the best interests of all stockholders.
5.	Box has a long history of constructive engagement with Starboard and has been responsive to Starboard’s suggestions.

Over the last year, we have engaged with our stockholders extensively. Your Board listened to stockholder feedback and took a series of proactive actions, including making significant changes to the composition of the Board and its leadership positions. Your Board is effectively overseeing substantial improvement in growth and margin profitability and the successful execution of Box’s strategy to accelerate profitable growth and enhance the value of your shares. Our strategy is working, and Box is in the strongest financial position in its history.

Our March 2020 agreement with Starboard Value resulted in the appointment of three new directors to the Board, and the Box Board and management team have continued extensive good faith engagement with Starboard since that time. Nonetheless, Starboard is now attempting to elect its own slate of nominees in place of Box’s three vastly superior director candidates – Dana Evan, former Chief Financial Officer of VeriSign and 2019 ‘Director of the Year’ of the National Association of Corporate Directors (NACD), Peter Leav, CEO of McAfee and former CEO of BMC and Polycom, and Aaron Levie, Box’s Co-Founder and CEO. Notably, the experience of Box’s nominees includes an impressive track record of multi-billion-dollar value creation at SaaS-based companies, both as operators and as board members.

In stark contrast, Starboard’s nominees do not possess the industry, public company or operational experience necessary to serve as effectively on the Box Board. By seeking to unseat three members of the Board, including Box’s CEO, Starboard is attempting to implement change that we believe is not only unnecessary, but also destructive to stockholder value.

The answer is clear – a vote for Box’s director nominees is in the best interest of all stockholders: Is Box better off continuing its current positive momentum with a re-election of its three highly qualified directors – including its CEO – all of whom have impressive track records at SaaS-based companies? Or, despite the strong top- and bottom-line financial progress and the level of Board responsiveness since last year’s settlement, is replacing Box’s three highly qualified directors with three Starboard directors and changing course really in the best interests of all Box stockholders? We believe the answer is clear: re-electing Box’s nominees and having a Board focus on short- and long-term value will best position the company to successfully deliver Box’s vision. The addition of directors representing Starboard’s short-term, pre-set agenda would jeopardize the momentum underway and put future stockholder value at risk.

Box Has Taken Proactive Actions to Deliver Long-Term Value Creation, and Is Delivering Strong Results

Today, Box is in the strongest financial position in its history, while continuing to push the envelope and pioneer the content management industry as it serves more than 100,000 customers around the world.

Our strategy is working, and your Board and management team are best positioned to build on the company’s momentum and continue to create value for all stockholders. In fact, since January 15, 2021, the last trading day prior to when the Board began its strategic review, Box’s share price has increased over 30%, outperforming Box’s SaaS Peer Set3 by over 36%.

Box is executing a clearly defined plan to accelerate revenue growth while driving further margin improvement. With a more efficient and productive go-to-market strategy, a differentiated product portfolio and strong customer momentum, Box is on track to deliver the vision of the Content Cloud and primed to capture one of the largest markets in software – content management, collaboration, storage and data security, which represents a total addressable market of over $55 billion annually. We are:

•	Expanding in key international markets;
•	Enhancing sales productivity across geographies;
•	Building market-leading products and capabilities in line with our Content Cloud strategy; and
•	Enabling customers to power the full lifecycle of content management in the cloud.

Furthermore, as companies accelerate their move to the cloud, implement hybrid work strategies and seek to securely enable digital transformation, Box is extremely well positioned at the center of these megatrends. We are delivering the broadest and most innovative cloud content management platform on the market, strengthening our partner ecosystem and enhancing integrations with Google Workspace, Microsoft Teams, Okta, Salesforce, Slack, and Zoom, among others, and expanding our product portfolio through:

•	Box Sign - the company’s first native e-signature product offering, which enhances our e-signature capabilities and represents a new multi-billion market opportunity;
•	Box Shield - the company’s breakthrough content security solution, including automatic data classification and malware detection, to enable enterprises to protect their most valuable data in Box;
•	Box Shuttle - one of the fastest and most cost-efficient large-scale content migration systems to help enterprises dramatically accelerate their transition to the cloud;
•	Box Relay - allowing our end users to easily build, manage and track their own workflows; and

3 SaaS Peer Set includes: 8x8, Cornerstone OnDemand, Five9, FireEye, Guidewire, HubSpot, Momentive, New Relic, Nutanix, Qualys, Solar Winds, Zendesk and Zuora

•	Box Platform - further enabling customers and partners to build enterprise apps using our open APIs and developer tool.

Box delivered strong revenue growth and profitability in fiscal year 2021 and that momentum has not only continued but accelerated into the first quarter of fiscal 2022, the results of which we reported on May 27, 20214.

For Fiscal 2021, we achieved:

•         Revenue growth rate plus free cash flow margin of over 26%, exceeding stated target of 25%, and nearly double the results from fiscal 2020;

•         Revenue of $771 million, an 11% increase year-over-year;

•         RPO of $897 million, up 17% year-over-year;

•         Non-GAAP operating margin of over 15%, a 1,400 basis point margin increase over the prior year; and

•         A $127 million increase in free cash flow in fiscal 2021.

For First Quarter Fiscal 2022, we achieved:

•         Revenue of $202 million, a 10% increase year-over-year, and higher than the 8% growth delivered in the previous quarter;

•         RPO of $865 million, up 20% year-over-year;

•         Non-GAAP operating margin of 17%, a 760 basis point margin increase over the first quarter last year; and

•         Record free cash flow of $76 million, a year-over-year improvement of 91%.

In addition, with our first quarter fiscal 2022 earnings report, we also raised revenue and operating margin guidance for the full year fiscal 2022 to the following4:

•	Revenue in the range of $845 million to $853 million, raised by $5 million, representing 11% year-over-year growth at the high end; and
•	Non-GAAP operating margin in the range of 18% to 18.5%, up 3.1 percentage points year-over-year at the high end of this range.

The Board and management team are also confident in our ability to achieve our fiscal 2024 financial targets of 12% to 16% revenue growth and operating margins between 23% to 27%.

Your Board is Highly Qualified, Engaged and Diverse: Seven New Independent Directors Added Since 2018, Including Three Appointed in Starboard Settlement

The Box Board is meaningfully refreshed, resulting in a dynamic boardroom with new and varied perspectives. Your Board consists of ten directors – seven of whom joined since 2018 as independent directors. In addition, John Park, Head of Americas Technology Private Equity at KKR, was appointed in conjunction with the KKR-led investment in May.

Collectively, your directors have significant public company experience that is highly relevant to overseeing the execution of Box’s strategy, serving as directors and C-suite executives of multi-billion dollar publicly traded SaaS and enterprise software companies. We have also made substantial corporate governance enhancements, including separating the Chair and CEO roles by naming Bethany Mayer as the independent Chair of the Board and Chair of the Compensation Committee. Jack Lazar was also appointed as Chair of the Audit Committee.

4 A reconciliation of non-GAAP financial measures to their nearest GAAP financial measures can be found at VoteBlueforBox.com/Reconciliation

Box Board of Directors Skills & Experience	Number of Box Directors
SaaS and Enterprise Software, as Executive or Director	10/10
Public Multi-Billion Dollar Company C-Suite Executive	9/10
Public Multi-Billion Dollar Technology Company Director	10/10
Leading Value-Maximizing Company Sale Transactions	8/10
Finance and Investment (at Technology or Financial Services Companies)	4/10
Global Go-to-Market Strategy and Business Operations	10/10

Furthermore, members of the Board have demonstrated a clear willingness to pursue a sale of a company when it generates the greatest value for stockholders. In fact, Box Board members have been directors or executives at no fewer than 30 companies that have been sold, including 14 public companies. And this does not even include the track record of John Park as Head of Americas Technology Private Equity at KKR.

Box’s Nominees Are Best Positioned to Advance Box’s Strategy and Vastly Superior to Starboard’s Slate

The company’s directors up for re-election at the Annual Meeting – Dana Evan, Peter Leav, and Aaron Levie – have played essential roles in designing and overseeing the execution of Box’s strategy, and have the expertise needed to continue to drive the company forward. We are confident that their skillsets are vastly superior to those of Starboard’s nominees for the Box Board. Combined they bring nearly seven decades of SaaS and enterprise software experience, either as operators or board members, and have led multiple company sale transactions totaling tens of billions of dollars5, maximizing stockholder value. More specifically:

•	Dana Evan, former Chief Financial Officer of VeriSign and 2019 ‘Director of the Year’ of the NACD, has a powerful track record of maximizing stockholder value in her director roles, including, among others, in her role as Lead Independent Director of Proofpoint, which recently announced an agreement to be acquired for $12.3 billion[6], and as a director at Omniture which was acquired by Adobe. Ms. Evan has significant experience investing in and serving on Boards of SaaS-based technology and internet companies, including Domo, Farfetch, and Momentive (formerly Survey Monkey).

•	Peter Leav, CEO of McAfee, brings more than two decades of executive leadership expertise, including as the former CEO of BMC, which was acquired by KKR, and Polycom, acquired for $2.0 billion in cash. Mr. Leav has valuable experience in global go-to-market strategy and operations, having successfully scaled and led multiple multi-billion dollar SaaS and enterprise software businesses, and a strong track record of translating innovation to profitable growth. Mr. Leav brings considerable public company board experience across varied industries, including at BMC, HD Supply, McAfee, Proofpoint and Polycom.

5 Total enterprise value of transactions where Evan and Leav were on boards of directors

6 Transaction announced on April 26, 2021 and expected to close in third quarter 2021

•	Aaron Levie, Box’s Co-Founder and CEO, a pioneer of the content management industry for the cloud era, continues to execute a clear vision for Box’s strategy, product, and purpose. Mr. Levie is the driving force behind essential customer and partner relationships across the Fortune 500 and is the direct sponsor of key partners including Microsoft, Google, IBM, Salesforce, Adobe, Zoom and Slack, among many others. Under his leadership, Box has reached over 100,000 customers globally, developed a disruptive and highly differentiated product, built a robust partnership ecosystem, and is successfully executing a clearly defined strategy to drive profitable growth.

Your Board Is Operating with the Best Interests of All Stockholders in Mind, and the KKR-Led Investment Demonstrates that Commitment

The Strategy Committee of our Board – which included all three directors appointed to the Board pursuant to the March 2020 settlement agreement with Starboard – led a multi-month comprehensive review of strategic options to drive stockholder value, which included evaluating a potential sale of the entire company as well as not entering into any transaction.

After the conclusion of the strategic review, the Strategy Committee unanimously recommended, and the full Board unanimously agreed, to approve the KKR-led investment and subsequent “Dutch auction” self-tender. We believe that this decision, coupled with continuing to execute the company’s strategic plan, is the path that maximizes value for all stockholders. Specifically:

•	The self-tender allowed stockholders to either sell their stock at $25.75 per share, a 43% premium to the closing price on January 15, 2021, the last trading day prior to when the Board began its strategic review, or to participate in any additional upside potential alongside KKR as a long-term investor.

•	The investment led by KKR, one of the world’s leading technology investors, is a validation of Box’s strategy and the potential to create future value for all stockholders as we build upon the progress made over the past year. KKR would not have made a significant investment in the company if it didn’t believe the stock price could appreciate well beyond the conversion price of $27 per share – an important endorsement for the sell-side and all of our investors.

•	The appointment of KKR’s John Park to the Board is a significant positive for the company. KKR is one of Box’s largest stockholders and an active global investment firm with a deep understanding about the company’s business and strategy. In addition, Mr. Park brings extensive experience investing in technology companies with a focus on the cloud and a strong track record of helping companies drive disciplined growth and profitability.

It is important to note that the KKR-led investment and subsequent self-tender provided stockholders with the ability to sell their stock at a materially higher premium than a sale of the company that had been demanded by Starboard when the stock was trading at $17 to $18 per share.

Furthermore, the Board has previously stated it anticipates deploying the unused portion of the $500 million intended for the tender offer to repurchase shares. As a consequence, the KKR-led investment, and subsequent self-tender transaction, with the Board’s authorization to repurchase shares is expected to be non-dilutive to stockholders.

Box Has a Long History of Constructive Engagement with Starboard and Has Been Responsive to Starboard’s Suggestions

Over the past two years, the Board has consistently engaged in good faith with Starboard (including at least 45 calls or meetings with Starboard during this time period), has been responsive to Starboard’s suggestions and demands, and has itself taken proactive actions to enhance the company’s governance and oversee improved operating performance. As part of the March 2020 settlement with Starboard, we replaced three long-standing directors with three new directors – Ms. Mayer, Mr. Lazar and Mr. Bass. Pursuant to the settlement, we also formed an Operating Committee, which included two of these new directors and which has overseen an increased focus on growth and operating margin improvement. The Board later formed a Strategy Committee to complete a comprehensive review of strategic options, which Starboard had also demanded.

The Board has taken action to enhance the company’s corporate governance, including separating the Chair and CEO roles with Mr. Levie stepping down as Chair, naming Ms. Mayer as Chair of the Board and Chair of the Compensation Committee, and naming Mr. Lazar as Chair of the Audit Committee. As a result, the directors appointed pursuant to the Starboard settlement hold a majority of the leadership positions on the Board and have extensive representation on its committees, including:

•	Chair of the Board;
•	Chair of two of the three standing committees – Compensation Committee and Audit Committee;
•	Two of the four seats on the Operating Committee, which was charged with working with management to identify and recommend opportunities for growth and margin enhancement; and
•	Three of the four seats on the Strategy Committee, which was charged with overseeing the strategic review.

Importantly, the work of the Operating Committee and management, and these governance enhancements more generally, led to substantial progress across all facets of the business – strategic, operational and financial. These efforts were reflected in Box’s first and second fiscal quarter results announced in May 2020 and August 2020, respectively. In emails in the wake of these results, Starboard stated to the company that Box was “on a good path” and that Starboard was “thrilled to see the company breaking out.” Starboard further noted, “appreciate you guys working with us and accepting the counsel. Not everyone behaves that way and it is greatly appreciated.”

However, just three months later following two quarters of Starboard praising Box’s improved financial performance, on December 1, 2020 when Box announced revenue guidance slightly below expectations, Starboard reversed course and stated that the Box Board should either explore a sale of the company, or fire the company’s CEO – otherwise Starboard would launch a proxy contest. While guiding higher on profitability, the company noted that it expected revenue to be in the range of $196 million to $197 million, 1% below analysts’ consensus estimates, as we were being “prudent in our growth expectations given the macroeconomic challenges that our customers are facing.” While the company’s stock price initially declined on December 2, 2020 to a closing price of $16.91 from a closing price of $18.54 the day prior, the stock price quickly returned to levels in line with prices from prior to the earnings report, closing at $18.85 on December 16, 2020.

Since December, Starboard has taken the position that Box sell itself or fire the company’s CEO. When the stock was trading at $17 to $18 per share, Starboard indicated that sale in the low twenties per share would be acceptable to Starboard. Subsequently, in mid-March when the stock was trading in the $21 to $22 per share range, Starboard indicated that a low-premium deal would be acceptable and should be pursued. Indeed, in late March and early April 2021, Starboard sold hundreds of thousands of shares at prices ranging from $21.85 to $24.63. Since the time Starboard told the company to explore a sale in early December, Box’s stock has appreciated in value by 35%.

Notwithstanding the short-term focus reflected by Starboard’s abrupt about-face, the Board and company did not dismiss Starboard’s demands. Led by the Strategy Committee, whose members include Mr. Bass, Ms. Evan, Ms. Mayer and Mr. Lazar, Box spent the next several months conducting a comprehensive review of strategic options, including on a sale of the Company, to determine the best path for stockholder value creation.

More recently, the Board has had multiple conversations with Starboard in a continuing effort to find a mutually agreeable path forward:

•	After the announcement of the KKR-led investment, Starboard expressed its strong displeasure with the results of the strategic review. In response to Starboard’s concerns about the Board’s process, the company immediately offered Starboard the opportunity to execute a non-disclosure agreement so that it could be provided with more information about the strategic review process, including its breadth and focus, and how the Board arrived at its determination that the KKR-led investment was in the best interests of all stockholders. Starboard summarily rejected the opportunity to learn the facts about the Board’s strategic review process.

•	Starboard subsequently made an unsolicited private request to participate in the KKR-led investment and that Peter Feld be appointed to the Board. After reviewing Starboard’s offer, the Board unanimously determined that it was amenable to Starboard receiving preferred stock on the same terms as KKR but that adding a Starboard representative to the Board would not be in the best interests of all stockholders. The Board believes it is clear from multiple prior conversations that Starboard would come into the boardroom with the same demands on which it has been unwavering over the past eight months – sell the company or fire CEO Aaron Levie – and it is doubtful that a Starboard principal would be willing to have a truly open mind as to the path forward for the company. The Board is unanimous in its unwillingness to allow this short-term thinking and pre-judgment of what is in the best interests of all stockholders into the boardroom.

•	Our Board later attempted to explore whether Starboard would be amenable to resolving the proxy contest by adding one of the independent candidates nominated by Starboard; however, Starboard declined and insisted that Mr. Feld’s addition to the Board was a non-negotiable part of any settlement.

Your Board has been open-minded and responsive to stockholder input, including that of Starboard. Do not be misled by Starboard’s recasting of its interactions with the company.

With visionary leadership, a substantially refreshed Board, and financial results that validate our strategic direction, Box is firing on all cylinders. The current Box Board – including Dana Evan, Peter Leav and Aaron Levie, the three directors up for re-election this year – is uniquely equipped to guide the company’s strategy, with the expertise necessary to successfully deliver Box’s vision and drive enhanced stockholder value. We urge you to use the enclosed BLUE proxy card to vote today “FOR ALL” three of Box’s director nominees: Dana Evan, Peter Leav and Aaron Levie.

Starboard’s proposed changes to the Board would risk this significant progress and jeopardize the long-term potential of your investment. Please do not vote using any White proxy card you may receive from Starboard—even as a “protest vote.” Any vote on the White proxy card will revoke your prior vote on a BLUE proxy card, and only your latest-dated proxy counts.

The Box Board has been unified and unwavering in its commitment to act in the best interests of all stockholders. We look forward to continuing our engagement with you as we work to deliver enhanced stockholder value in the years ahead.

Thank you for your support,

Box Board of Directors

YOUR VOTE IS IMPORTANT!

Simply follow the easy instructions on the enclosed BLUE proxy card to vote by telephone, by internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the BLUE “VOTE NOW” button in the accompanying email. Please simply disregard any White proxy card you may receive from Starboard.

It you have questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, at:

1 (877) 750-8233 (toll-free from the U.S. and Canada)

or

+1 (412) 232-3651 (from other locations)

Advisors

Morgan Stanley & Co. LLC is serving as financial advisor to Box. Wilson Sonsini Goodrich & Rosati, P.C. and Sidley Austin LLP are serving as legal advisors to Box.

About Box, Inc.

Box (NYSE:BOX) is the leading Content Cloud that enables organizations to accelerate business processes, power workplace collaboration, and protect their most valuable information, all while working with a best-of-breed enterprise IT stack. Founded in 2005, Box simplifies work for leading organizations globally, including AstraZeneca, JLL, and Morgan Stanley. Box is headquartered in Redwood City, CA, with offices in the United States, Europe, and Asia. To learn more about Box, visit http://www.box.com. To learn more about how Box powers nonprofits to fulfill their missions, visit Box.org.

Forward-Looking Statements

Certain statements contained herein contain forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements about the KKR-led investment and achievement of its potential benefits; any potential repurchase of shares of Box common stock, whether, when, in what amount and by what method any such repurchase would be consummated, and the per share price of any such repurchase; our future financial and operating results, including expectations regarding revenues, deferred revenue, billings, remaining performance obligations, gross margins and operating income; our market opportunity, business plan and ability to effectively manage our growth; our ability to maintain an adequate rate of revenue and billings growth and our expectations regarding such growth; our ability to achieve profitability and expand or maintain positive cash flow; our ability to achieve our long-term margin objectives; our ability to grow our unrecognized revenue and remaining performance obligations; our expectations regarding our revenue mix; costs associated with defending intellectual property infringement and other claims and the frequency of such claims; our ability to attract and retain end-customers; our ability to further penetrate our existing customer base; our expectations regarding our retention rate; our ability to displace existing products in established markets; our ability to expand our leadership position as a cloud content management platform; our ability to timely and effectively scale and adapt our existing technology; our investment strategy, including our plans to further invest in our business, including investment in research and development, sales and marketing, our data center infrastructure and our professional services organization, and our ability to effectively manage such investments; our ability to expand internationally; expectations about competition and its effect in our market and our ability to compete; the effects of seasonal trends on our operating results; use of non-GAAP financial measures; our belief regarding the sufficiency of our cash, cash equivalents and our credit facilities to meet our working capital and capital expenditure needs for at least the next 12 months; our expectations concerning relationships with third parties; our ability to attract and retain qualified employees and key personnel; our ability to realize the anticipated benefits of our partnerships with third parties; the effects of new laws, policies, taxes and regulations on our business; management’s plans, beliefs and objectives, including the importance of our brand and culture on our business; our ability to maintain, protect and enhance our brand and intellectual property; and future acquisitions of or investments in complementary companies, products, services or technologies and our ability to successfully integrate such companies or assets. These statements are based on estimates and information available to us at the time of this presentation and are no guarantees of future performance. We assume no obligation and do not intend to update these forward-looking statements or to conform these statements to actual results or to changes in our expectations.

Important Additional Information and Where to Find It

Box has filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”), an accompanying BLUE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from Box stockholders for Box’s 2021 annual meeting of stockholders. BOX STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ BOX’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the Proxy Statement, an accompanying BLUE proxy card, any amendments or supplements to the Proxy Statement and other documents that Box files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the “Financial Information” section of Box’s Investor Relations website at www.boxinvestorrelations.com or by contacting Box’s Investor Relations department at ir@box.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Investors:

Cynthia Hiponia / Elaine Gaudioso

+1 650-209-3463

ir@box.com

or

Innisfree M&A Incorporated

Larry Miller / Jennifer Shotwell

212-750-5833

Media:

Denis Roy / Rachel Levine

+1 650-543-6926

press@box.com

or

Joele Frank, Wilkinson Brimmer Katcher

Leigh Parrish / Dan Moore

+1 212-355-4449